Diomed Wins Patent Infringement Case
AngioDynamics and Vascular Solutions Found To Infringe
EVLT® Patent

ANDOVER, MA, March 28, 2007, --- Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT®) for varicose veins, today announced that, in its trial to prosecute its U.S. EVLT® Patent No. 6,398,777, the jury found AngioDynamics and Vascular Solutions both liable for infringement. The case, which began on March 12th, concluded on March 28th, with the jury verdict finding each defendant liable for both inducing infringement and contributory infringement of Diomed’s patent, and awarding a total of $12,460,000.

“We are obviously extremely pleased with the outcome of this critical case. We are thrilled that the jury has recognized the value of Diomed’s pioneering patent,” stated James A. Wylie, Jr., President and Chief Executive officer of Diomed Holdings, Inc. "We plan to immediately file for a permanent injunction against AngioDynamics and Vascular Solutions which, if granted, will require both companies to cease marketing their infringing products. We are hopeful for an early ruling from the court which will allow us to focus our efforts on growing this exciting market.”

In January 2004, Diomed commenced legal action in the United States Federal District Court for the District of Massachusetts against AngioDynamics, seeking injunctive relief and damages for infringement of Diomed's pioneering United States Patent Number 6,398,777 which covers the endovascular laser treatment of varicose veins. Diomed acquired exclusive rights to the patent from the five inventors of the procedure in September 2003. Diomed initiated similar actions against Vascular Solutions, CoolTouch (New Star Lasers) and Total Vein Solutions later in 2004. The later two actions are still pending under the jurisdiction of the same Court and are expected to move to trial later this year.

“This decision radically alters the competitive landscape in the treatment of venous disease and is expected to have a significant impact on our financial performance going forward,” added David B. Swank, Chief Financial Officer of Diomed. “At existing growth rates, AngioDynamics and Vascular Solutions sales represent approximately $20 to $25 million in annual customer demand and we have already initiated plans to maximize our share of that business. We also expect that the ability to recover royalty payments and the elimination of the legal burden associated with the ‘777 litigation to assist in improving our financial performance.”

“The process of protecting our intellectual property rights has been lengthy and expensive,” Mr. Wylie concluded.“We will now be able to focus our resources on accelerating the development of the laser market for treatment of varicose veins, particularly in reaching out and educating patients about the advantages of endovenous laser treatment over alternative procedures.”

Further details regarding the decision will be made available upon its release by the court for publication.

Diomed will hold a conference call to review the patent litigation decision on Thursday, March 29, 2007, at 10:00 a.m. (Eastern Time) and will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 800.901.5247 (domestic) or 617.786.4501 (international), participant pass code 72321596. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, March 29, 2007 12:00 p.m. Eastern Time, until April 3, 2007, 12:00 p.m. Eastern Time. The digital replay can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using pass code 56597417. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed
Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed’s EVLT® laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications.

EVLT® is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor
Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

For more information contact:
Christopher J. Geberth, VP Finance	Carney Noensie
Diomed Holdings, Inc.	Burns McClellan, Investor Relations
Phone: 866-4DIOMED	Phone: 212-213-0006
email: cgeberth@diomedinc.com	email : cnoensie@burnsmc.com